Exhibit 99.1

News Release

L.B. FOSTER REPORTS SECOND QUARTER OPERATING RESULTS

PITTSBURGH, PA, August 6, 2013 – L.B. Foster Company (NASDAQ: FSTR), a leading manufacturer, fabricator, and distributor of products and services for rail, construction, energy and utility markets, today reported its second quarter 2013 operating results, which included income from continuing operations of $0.71 per diluted share. The second quarter results were highlighted by strong cash flow of $16.7 million. The Company also announced updated full year 2013 earnings guidance.

Second Quarter Results

•

Second quarter net sales of $149.9 million decreased by $13.2 million or 8.1% compared to the prior year quarter due to a 10.3% decline in Rail segment sales and an 8.7% reduction in Construction segment sales, partially offset by a 10.0% increase in Tubular segment sales.

•

Gross profit margin was 19.5% compared to 7.6% in the prior year quarter. The significant increase was due to a $19.0 million warranty charge recorded in the prior year quarter. The warranty provision was required due to the previously reported product claim related to concrete railroad ties manufactured in our Grand Island, NE facility that was shut down in February 2011. Excluding the warranty charge, prior year second quarter gross margin would have been 19.2%.

•

Second quarter income from continuing operations was $7.3 million or $0.71 per diluted share compared to a loss from continuing operations of $3.3 million or $0.33 per diluted share last year. Excluding concrete tie charges from the prior year period, second quarter earnings from continuing operations would have been $8.7 million or $0.86 per diluted share.

•

Second quarter bookings were $119.7 million, a 43.2% decline from the prior year second quarter which represented a record quarter for order entry. During the prior year period, the Company received the $60 million Honolulu Transit order, and orders for concrete ties and coated pipe products were very strong. June 2013 backlog was $220.3 million, 12.6% lower than June 2012.

•	Selling and administrative expense increased by $1.3 million or 8.0%, due principally to increases related to salaried headcount, partially offset by a reduction in concrete tie testing costs.

•

The Company’s income tax rate from continuing operations was 34.6% compared to 27.6% in the prior year. The income tax rate from continuing operations in the prior year quarter was significantly impacted by discrete tax items due to the impact of the $19.0 million warranty charge on pre-tax income.

•

Cash provided from continuing operating activities for the second quarter of 2013 was $16.7 million compared to $6.5 million in the second quarter of 2012. Working capital improvements represented $7.1 million of the cash flow in the quarter. Inventory levels have declined $8.5 million since the beginning of the year.

•

The Company sold the assets and liabilities of its railway load securement business during the second quarter of 2012 to Holland L.P. The operating results of this division as well as a $3.5 million pre-tax gain on the sale were classified as discontinued operations.

CEO Comments

Robert P. Bauer, L.B. Foster Company’s President and Chief Executive Officer, commented, “This year continues to unfold in a very different way than 2012. Our strong 1st quarter coupled with our lower second quarter has resulted in a 1st half with sales marginally ahead of last year, and gross profit and pre-tax profit margins 25 basis points better than prior year 1st half results on an adjusted basis. While year-to-date earnings per share are below our expectations, EPS did grow 3.5% on an adjusted basis to $1.19 for the 1st half. This was also a quarter in which we saw changing order patterns. Construction segment orders turned positive, after the prolonged weakness in the construction market, and Tubular segment orders declined after what had been very strong activity for several quarters. These patterns have caused us to change our outlook for the year, particularly in light of the declining Tubular segment products orders which have above average profit margins. We expect to see a choppy order environment from quarter to quarter as customers react to changing market conditions and the swings in steel pricing that are occurring.”

Mr. Bauer went on to say, “Cash generation was strong this quarter as we improved on a few areas of working capital performance and believe there is more improvement to be achieved.”

Q2 Business Segment Highlights

($000)

Rail Segment

Rail sales decreased 10.3% due to sales reductions in our concrete tie and rail technology businesses, partially offset by stronger sales in our transit products division. The second quarter 2012 $19.0 million warranty charge related to concrete ties negatively impacted prior period gross profit.

	2013	2012	Variance
Sales	$90,892	$101,369	(10.3%)
Gross Profit	$17,466	$1,798
Gross Profit %	19.2%	1.8%

Construction Segment

Construction sales declined 8.7% in the quarter due to reductions in the fabricated bridge business as well as the piling product line. Despite the difficult market conditions, all three businesses in this segment reported improved gross profit margins.

	2013	2012	Variance
Sales	$43,697	$47,862	(8.7%)
Gross Profit	$6,665	$7,019
Gross Profit %	15.3%	14.7%

Tubular Segment

Tubular product sales remained strong in the second quarter as end markets in oil & gas and water well applications are driven by energy and agriculture. The favorable year over year comparisons in our energy business are expected to turn negative in the second half of the year, given our significantly reduced backlog. Gross profit margins reached 34.1% reflecting considerable leverage on the higher sales and our ability to efficiently run our manufacturing facilities.

	2013	2012	Variance
Sales	$15,347	$13,949	10.0%
Gross Profit	$5,237	$4,039
Gross Profit %	34.1%	29.0%

First Half 2013 Results

•

Net sales for the first six months of 2013 increased by $1.8 million or 0.6%, due to a 2.6% increase in Rail segment sales and a 13.8% improvement in Tubular segment sales, partially offset by a 6.6% decline in Construction segment sales.

•

Gross profit margin was 19.3%, 710 basis points higher than the prior year period due to the aforementioned concrete tie warranty charge recorded in the second quarter of 2012. Excluding this charge, the gross profit margin would have been 19.1%.

•

Selling and administrative expenses increased $1.5 million, or 4.5% from the prior year due primarily to increases related to salaried headcount, partially offset by a reduction in concrete tie testing costs.

•	Income from continuing operations was $12.2 million or $1.19 per diluted share compared to a loss of $0.3 million or $0.03 per diluted share in 2012.

•

The Company’s income tax rate from continuing operations in the current six month period was 34.1%. The income tax rate from continuing operations in the prior year was significantly impacted by discrete tax items as a result of the impact of the $19.0 million warranty charge on pre-tax income.

•	Cash used by continuing operating activities was $0.5 million for the first half of 2013 compared to $3.6 million of cash generated by continuing operating activities in 2012.

2013 Outlook

•	Orders for the Construction segment turned positive in Q2 boosting our confidence that the 2nd half will be considerably better than the 1st half of the year.

	2013	2012	Variance
Construction Orders
Q1	$41,379	$42,393	(2.4%)
Q2	$51,879	$42,630	21.7%
6 Month Total	$93,258	$85,023	9.7%

•

Orders for the Tubular segment reversed course in Q2 as customers reacted to changing steel prices, inventory levels, and natural gas prices. As a result of the reduction in orders and backlog levels, we are revising our forecast downward.

	2013	2012	Variance
Tubular Orders

Q1	$10,147	$10,518	(3.5%)
Q2	$7,957	$15,023	(47.0%)
6 Month Total	$18,104	$25,541	(29.1%)

•

The changing mix in order patterns and resulting sales forecast, coupled with the varied profitability of our business segments, has led us to revise our full year forecast. Sales are expected to finish the year between $600 and $610 million. Our pre-tax profit margins will decline largely due to the reduced Tubular segment volume. Pre-tax profit is expected to be between $42.4 million and $44.0 million. This should result in EPS in the range of $2.70 to $2.80.

L.B. Foster Company will conduct a conference call and webcast to discuss its second quarter 2013 operating results on Tuesday, August 6, 2013 at 11:00am ET. The call will be hosted by Mr. Robert Bauer, President and Chief Executive Officer. Listen via audio on the L.B. Foster web site: www.lbfoster.com, by accessing the Investor Relations page. The replay can also be heard via telephone at (888) 286-8010 by entering pass code 53429500.

This release may contain forward-looking statements that involve risks and uncertainties. Statements that do not relate strictly to historical or current facts are forward-looking. When we use the words “believe,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “estimate,” “plan,” “predict,” “project,” or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. Actual results could differ materially from the results anticipated in any forward-looking statement. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The Company has based these forward-looking statements on current expectations and assumptions about future events. While the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control. The risks and uncertainties that may affect the operations, performance and results of the Company’s business and forward-looking statements include, but are not limited to, an economic slowdown in the markets we serve; a decrease in freight or passenger rail traffic; a lack of state or federal funding for new infrastructure projects; an increase in manufacturing or material costs; the ultimate number of concrete ties that will have to be replaced pursuant to the product claim; the outcome of the Inspector General subpoena; and those matters set forth in Item 8, Footnote 21, “Commitments and Contingent Liabilities” in Item 1A, “Risk Factors” of the Company’s Form 10-K for the year ended December 31, 2012 and in Part II, Item1A of the Quarterly Report on Form 10-Q for the period ended March 31, 2013. The Company urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the Company faces. The forward-looking statements contained in this press release are made only as of the date hereof, and the Company assumes no obligation and does not intend to update or revise these statements, whether as a result of new information, future events or otherwise.

Contact:

David Russo	Phone: 412.928.3417	L.B. Foster Company
	Email: Investors@Lbfoster.com	415 Holiday Drive
	Website: www.lbfoster.com	Pittsburgh, PA 15220

L. B. FOSTER COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(Unaudited)		(Unaudited)

Net sales	$149,936	$163,180	$279,257	$277,471
Cost of goods sold	120,761	150,846	225,234	243,485

Gross profit	29,175	12,334	54,023	33,986

Selling and administrative expenses	17,951	16,628	35,081	33,558
Amortization expense	700	697	1,401	1,394
Interest expense	125	123	258	263
Interest income	(139)	(94)	(345)	(194)
Equity in income of nonconsolidated investment	(420)	(309)	(596)	(332)
Other income	(137)	(121)	(315)	(606)

	18,080	16,924	35,484	34,083

Income (loss) from continuing operations before income taxes	11,095	(4,590)	18,539	(97)

Income tax expense (benefit)	3,838	(1,269)	6,331	245

Income (loss) from continuing operations	7,257	(3,321)	12,208	(342)

Discontinued operations:
Income from discontinued operations before income taxes	62	3,543	23	4,147
Income tax expense	24	2,293	9	2,507

Income from discontinued operations	38	1,250	14	1,640

Net income (loss)	$7,295	$(2,071)	$12,222	$1,298

Basic earnings (loss) per common share:
From continuing operations	$0.71	$(0.33)	$1.20	$(0.03)
From discontinued operations	0.00	0.12	0.00	0.16

Basic earnings (loss) per common share	$0.72	$(0.20)	$1.20	$0.13

Diluted earnings (loss) per common share:
From continuing operations	$0.71	$(0.33)	$1.19	$(0.03)
From discontinued operations	0.00	0.12	0.00	0.16

Diluted earnings (loss) per common share	$0.71	$(0.20)	$1.19	$0.13

Dividends paid per common share	$0.030	$0.025	$0.060	$0.050

Average number of common shares outstanding - Basic	10,173	10,121	10,165	10,105

Average number of common shares outstanding - Diluted	10,258	10,121 *	10,243	10,194

* - The Company incurred a loss applicable to common shareholders in the three months ended June 30, 2012. The inclusion of dilutive securities in the calculation of weighted average common shares is anti-dilutive and there is no difference between basic and diluted earnings per share.

L. B. FOSTER COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30, 2013	December 31, 2012
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$94,678	$101,464
Accounts receivable - net	78,749	59,673
Inventories - net	98,609	107,108
Current deferred tax assets	4,585	4,585
Prepaid income tax	3,731	1,195
Other current assets	2,586	1,903
Current assets of discontinued operations	195	464

Total current assets	283,133	276,392

Property, plant and equipment - net	41,640	42,333

Other assets:
Goodwill	41,237	41,237
Other intangibles - net	38,808	40,165
Investments	4,460	4,332
Other assets	1,594	1,663

Total Assets	$410,872	$406,122

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable - trade	$52,546	$50,454
Deferred revenue	9,893	7,447
Accrued payroll and employee benefits	6,418	9,604
Accrued warranty	11,815	15,727
Current maturities of long-term debt	23	35
Other accrued liabilities	7,804	8,596
Liabilities of discontinued operations	37	106

Total current liabilities	88,536	91,969

Long-term debt	15	27
Deferred tax liabilities	11,728	12,140
Other long-term liabilities	13,596	14,411

Stockholders’ equity:
Class A Common Stock	111	111
Paid-in capital	46,329	46,290
Retained earnings	281,913	270,311
Treasury Stock	(24,556)	(25,468)
Accumulated other comprehensive loss	(6,800)	(3,669)

Total stockholders’ equity	296,997	287,575

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$410,872	$406,122

L.B. Foster Company

Non-GAAP Financial Measures

This earnings release contains certain non-GAAP financial measures. These financial measures include gross profit margins excluding concrete tie costs and earnings per share from continuing operations excluding concrete tie costs. The Company believes that these non-GAAP measures are useful to investors in order to provide a better understanding of these measures excluding certain costs incurred in 2012. The costs incurred were associated to concrete ties manufactured at its Grand Island facility which was closed in 2011.

These non-GAAP financial measures are not a substitute for GAAP financial results and should only be considered in conjunction with the Company’s financial information that is presented in accordance with GAAP. Quantitative reconciliations of the GAAP measures are presented below:

L.B. FOSTER COMPANY AND SUBSIDIARIES

Reconciliation of Non-GAAP Financial Measures

(In Thousands, except per share data)

Gross profit margins excluding concrete tie charges	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(Unaudited)		(Unaudited)

Net sales, as reported	$149,936	$163,180	$279,257	$277,471
Cost of goods sold, as reported	120,761	150,846	225,234	243,485

Gross profit	29,175	12,334	54,023	33,986

Product warranty charges, before income tax	—	19,000	—	19,000

Gross profit, excluding certain charges	$29,175	$31,334	$54,023	$52,986

Gross profit percentage, as reported	19.46%	7.56%	19.35%	12.25%
Gross profit percentage, excluding certain charges	19.46%	19.20%	19.35%	19.10%

Income (loss) from continuing operations (including diluted earnings per share) excluding concrete tie charges	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(Unaudited)		(Unaudited)

Income (loss) from continuing operations, as reported	$7,257	$(3,321)	$12,208	$(342)

Product warranty charges, net of income tax	—	12,827	—	12,827

Incentive compensation, net of income tax	—	(781)	—	(781)

Income from continuing operations, excluding certain charges	$7,257	$8,725	$12,208	$11,704

DILUTED EARNINGS (LOSS) PER COMMON SHARE:
FROM CONTINUING OPERATIONS, as reported	$0.71	($0.33)	$1.19	($0.03)

DILUTED EARNINGS PER COMMON SHARE:
FROM CONTINUING OPERATIONS, excluding certain charges	$0.71	$0.86	$1.19	$1.15

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING - DILUTED, as reported	10,258	10,121	10,243	10,194

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING - DILUTED, excluding certain charges	10,258	10,191	10,243	10,216